SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 1, 2008
(Date of earliest event reported) September 29, 2008

CITY LOAN, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50561	20-2675930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3431 Cherry Avenue, Long Beach, CA 90807

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 398-6657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2008, City Loan, Inc. (the “Company”) entered into an employment agreement with David Burke (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Burke shall serve a one year term as the Company’s Chief Financial Officer, commencing on September 29, 2008 (the “Effective Date”) and terminating on September 30, 2009, with the option to renew upon mutual consent of the both parties. As consideration for his services, Mr. Burke is to receive a signing bonus equal to one-half percent (.5%) of the total outstanding shares as of the Effective Date, and a base salary at the rate of $12,500 per month. Under the terms of the Agreement, Mr. Burke is also entitled to a (i) cash bonus, (ii) equity bonus, and (iii) vacation time. The Employment Agreement is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 29, 2008, Mr. Jack Thomsen resigned as the Company’s Chief Financial Officer and Treasurer. Also, on September 29, 2008, the Company entered an Employment Agreement with David Burke, thereby appointing Mr. Burke, for a one year term, as the Company’s Chief Financial Officer.

Mr. Burke [age 58] served, from March 2007 to November 2007, as the Chief Financial Officer, and the Principal Financial and Accounting Officer of Tarrant Apparel Group (“Tarrant”). He also served as Tarrant’s Vice President of Finance from 2006 to March 2007. Prior to his employment with Tarrant, from 2004 to 2006 Mr. Burke served as the Vice President of Citibank; and from 2001 to 2003 he served as a Vice President of J.P. Morgan Chase & Co.

Mr. Burke does not have any family relationship with any director, executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are provided as part of this Report.

Exhibit Number	Exhibit

10.1	Employment Agreement, dated September 29, 2008, between City Loan, Inc. and David Burke.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

City Loan, Inc.

Date: October 1, 2008	By:	/s/ William Atkinson
William Atkinson
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1*	Employment Agreement, dated September 29, 2008, between City Loan, Inc. and David Burke.